Issuer Free Writing Prospectus

Filed Pursuant To Rule 433

Registration Statement No. 333-115485

February 12, 2007

UNUMPROVIDENT CORPORATION

Pricing Term Sheet

Issuer:	UnumProvident Corporation
Size:	$300,000,000
Amount Outstanding:	$150,000,000[1]
Coupon:	5.859%
Maturity:	May 15, 2009
Price:	100.289% of face amount
Yield to maturity:	5.725%
Spread to Benchmark Treasury:	0.80%
Benchmark Treasury:	4.875% due 01/31/2009
Benchmark Treasury Price and Yield:	99-29/4.925%
Interest Payment Dates:	May 15th and November 15th, commencing May 15, 2007
Settlement:	T+3; February 15, 2007
Ratings: (Moodys / S&P / Fitch)	Ba1/BB+/BBB-
CUSIP:	CUSIP No. 91529YAF3
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
[1] The amount reflects a purchase by UnumProvident Corporation of $150,000,000.

The issuer has filed a registration statement (including a prospectus dated August 6, 2004 and a preliminary prospectus supplement dated February 9, 2007) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or the remarketing agent of the reoffering will arrange to send you the prospectus and the prospectus supplement if you request it by calling collect (1-212-834-4533).